Exhibit 99.1

Unusual Machines Continues Domestic Expansion by Adding a 25,000 Sq Ft Warehouse and Fulfillment Center

New Orlando facility expands materials and fulfillment capacity to support growing production demand

ORLANDO, FLORIDA / ACCESS Newswire / November 5, 2025 / Unusual Machines, Inc. (NYSE American: UMAC), a leading provider of high-performance drone components, today announced the lease of a new 25,000-square-foot facility in Orlando, Florida.

The site expands Unusual Machines’ U.S. operations with warehouse capacity for incoming materials and fulfillment space for outbound shipments. In direct proximity to the company’s motor production and drone assembly operations, it strengthens coordination across the vertically integrated Orlando manufacturing hub — aligning inventory, production, and delivery with greater speed and precision.

“We’re building capacity with purpose,” said Jason Reels, Vice President of Supply Chain at Unusual Machines. “This facility gives us the infrastructure to bring in materials at scale, stage components for future builds, and fulfill orders faster — keeping us ready as demand accelerates. It’s a core part of our larger strategy to scale with control, speed, and consistency.”

By linking manufacturing and logistics under one coordinated system, the Orlando expansion positions Unusual Machines to better meet growing consumer, enterprise, and defense demand.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include our expectation that we will be able to bring in materials at scale, stage components for future builds, and fulfill orders faster. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The results expected by some or all of these forward-looking statements may not occur. Factors that affect our ability to achieve these results include unexpected issues that may arise from the opening of our new Orlando manufacturing facility, potential supply chain issues, the impact from a prolonged U.S. government shutdown, and the Risk Factors contained in our Form 10-Q for the period ended June 30, 2025, in our Prospectus Supplement dated September 2, 2025 and in our Form 10-K for the year ended December 31, 2024. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Unusual Machines

Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot ecommerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032. For more information, please visit www.unusualmachines.com.

Investor Contact:

CS Investor Relations

investors@unusualmachines.com

Media Contact:

media@unusualmachines.com